May 6, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated May 6, 2003 of PENN-AMERICA GROUP, INC. and are in agreement with the statements contained in the second, third, fourth, and fifth paragraphs, and the last sentence of paragraph 7. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,
/s/ Ernst & Young LLP